NON-NEGOTIABLE PROMISSORY NOTE

                                                          ________________, 1997

                  FOR VALUE RECEIVED, AJAX MANUFACTURING COMPANY, a New Jersey corporation, ("Maker") promises to pay to the order of CARL MASSARO, an individual and resident of the State of Florida, at 1511 Casey Key Drive, Punta Gorda, Florida 33950 ("Original Holder") or an assignee of Original Holder (said Original Holder and any such assignee hereinafter referred to sometimes as "Holder") or such other place as the Holder hereof may from time to time designate in writing, the principal sum of ($_________) Dollars subject to adjustment as provided in Paragraph 3.3.5 of the Stock Purchase and Redemption Agreement by and among Standard Automotive Corporation and Original Holder, dated ________, 1997 (the "Stock Purchase Agreement"), together with interest on the outstanding principal balance thereof at a rate of ten percent (10%) per annum, to be computed on a 360-day basis. Interest on the outstanding principal balance shall be due and payable monthly in arrears, commencing on ________________, 1997 and on the first day of each and every month thereafter until the third (3rd) anniversary of the date hereof, at which time, the entire unpaid principal balance, all accrued and unpaid interest and all other sums payable hereunder shall be due in full. Notwithstanding the foregoing payment schedule: (i) any interest on the amount (if any) by which the aforesaid principal sum of this Note (the "Unadjusted Principal Sum") is increased by virtue of such adjustment shall accrue from the date hereof and shall first be paid on the first day of the month immediately following the month in which the "Increased Net Worth" of Maker as of the "Effective Time" (as such terms are defined in the Stock Purchase Agreement) is finally determined pursuant to
Section 3.3 of the Stock Purchase Agreement, and thereafter shall be due and payable in accordance with the foregoing payment schedule; and (ii) all interest theretofore paid on the amount (if any) by which the Unadjusted Principal Sum is reduced by virtue of such adjustment shall be credited to Maker as prepaid principal hereunder. Each monthly payment of interest shall be due and payable on or before the first day of the month. All sums payable hereunder shall be paid in lawful money of the United States of America.

                  Maker shall have the option to prepay this Note, in full or in part, at any time without penalty. All payments and pre-payments by Maker shall be applied first to the payment of accrued but unpaid interest and second to the reduction of the outstanding principal balance on the date of the payment.

                  This Note is the non-negotiable promissory note referred to in
Section 7.10 of the Stock Purchase and Redemption Agreement.

                  Maker shall not set off any obligations owed to Holder hereunder as a result of any rights, claims or other choses of action that Maker or SAC may have or obtain against Holder under the Stock Purchase and Redemption Agreement or otherwise.

                  Maker acknowledges that late payment by Maker of any amount due hereunder will cause the Holder hereof to incur costs, the exact amount of which would be extremely difficult and


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

impractical to ascertain, including, but not limited to, processing and accounting expenses. Therefore, if Maker fails to make any payment within seven
(7) days of the date when due, Maker shall pay to the Holder hereof a late charge equal to five percent (5%) of the amount of the late payment. For purposes of this Note, any such late charge shall be treated as due on the same date as the due date of the late payment to which it applies.

                  At Holder's option, interest shall be assessed on any principal which remains unpaid at the maturity of this Note, whether by acceleration or otherwise, at the rate of fourteen (14%) percent per annum (the "Default Rate") until all of such unpaid principal is paid in full, provided that at no time shall the Default Rate exceed the highest rate of interest allowed by law.

                  The Holder may recover from Maker all costs of collecting any overdue balance of any principal and interest, including court costs and reasonable attorney fees.

                  In the event of (a) Maker failing to make payment of any amount due under this Note when it becomes due; provided, however, that Maker shall not be treated as failing to timely pay an amount due under this Note if Maker pays said amount within ten (10) days after the date on which it was due;
(b) Maker having a "change in control"; for purposes hereof, a "change in control" shall be deemed to occur if subsequent to the date hereof, (i) a Person or Group (as such term is defined in Regulation 13D-G promulgated under the Securities Exchange Act of 1934 or any successor regulation thereto) shall acquire the right, directly or indirectly, to


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

vote fifty (50%) percent or more of the issued and outstanding voting securities of Maker, (ii) Maker sells, transfers or otherwise disposes of substantially all of its assets to a Person not controlled by it or SAC; for purposes hereof "controlled" means the ownership of capital stock of or other interest in a Person which capital stock or other interest possesses at least fifty (50%) percent of the total combined voting power of all classes of stock of or other interests in said Person, and "Person" means any individual, partnership, limited liability company, corporation, estate, trust, unincorporated entity or other entity; or (iii) Maker becomes a party to a merger, consolidation or share exchange (other than with SAC) in which Maker shall not be the surviving Person;
(c) Maker failing to perform in accordance with any other terms or conditions in this Note, the Stock Purchase and Redemption Agreement, a Security Agreement of even date herewith between Maker and Original Holder, and in any other instruments and agreements delivered by Maker under the Stock Purchase and Redemption Agreement, and Maker has failed to cure same within ten (10) days following its receipt of written notice of said default hereunder or thereunder;
(d) SAC failing to perform in accordance with any terms or conditions of a certain Guaranty Agreement of even date herewith and in any other instruments and agreements delivered by SAC in favor of Original Holder under the Stock Purchase and Redemption Agreement, and SAC has failed to cure same within ten
(10) days following its receipt of written notice of said default hereunder or thereunder; (e) the commencement of a levy, execution


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

or attachment proceeding against Maker or SAC, in respect of a judgment entered against Maker or SAC equal to or exceeding $50,000, which levy, execution or attachment is not discharged within sixty (60) days after filing; (f) the institution by or against Maker or SAC of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors, which is not discharged within sixty (60) days after filing if filed against Maker or SAC;
(g) the appointment of any receiver of any property of Maker or SAC if such appointment is not discharged within sixty (60) days, or (h) the making by Maker or SAC of an assignment for the benefit of creditors or the admission in writing of any inability to pay any debts generally as they become due; then upon the happening of any such event or events described in (a) through (h) ("Default"), Holder shall have the following rights and remedies which may be exercised at Holder's sole option, all of which are cumulative and concurrent and none being exhausted by use or waived by forbearance:

         A. To declare the entire principal amount, together with accrued interest and all other amounts due under this Note, immediately due and payable; and/or

         B. To exercise any and all other rights and remedies at law or in equity.

                  Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, Default, or enforcement of this Note.


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

                  Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder unless such waiver be in writing and signed by the Holder. A waiver on any one occasion shall not be construed as bar to or waiver of any such right or remedy on any future occasion.

                  This Note shall be binding upon Maker, its successors and assigns, and inure to the benefit of the Holder, his heirs, successors and assigns.

                  This Note may not be amended or added to except by a subsequent writing signed by Maker and Holder.

                  This Note shall be governed by and construed and enforced in accordance with, the internal laws of the State of New Jersey without giving any effect to conflict of law principles.

                  In any suit or action to enforce or interpret this Note, the prevailing party or parties shall be entitled to recover reasonable attorney's fees from the losing party or parties. As used herein, the term "Attorney's fees" includes, without limitation, attorney's fees, costs and disbursements incurred in any pre-trial discovery or proceedings, and attorney's fees incurred in enforcing, executing or collecting on any judgment entered in connection therewith.

                  Maker consents to the exclusive jurisdiction of any Court of competent jurisdiction in the State of New York, or in such


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

other state as Holder may select in Holder's sole discretion, with respect to any claims, dispute or controversy arising hereunder.

                                                AJAX MANUFACTURING COMPANY, a
                                                New Jersey Corporation

Attest: ______________________                  By: ___________________________


Title: _______________________                  Title: ________________________


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